Exhibit 99.1

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc. Reports Global Fiscal 2015 Earnings Results

Introduces New, Next-Generation Strategic Roadmap

Also Provides Fiscal 2016 Guidance

ATLANTA - February 23, 2016 - Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today reported results for fiscal 2015 that ended December 27, 2015. The Company also introduced its new, next-generation Strategic Roadmap and provided guidance for fiscal 2016.

The Company announced the achievement of several new milestones. Popeyes delivered global same-store sales growth of 5.9%, the seventh consecutive year of positive same-store sales. It also established two new development records: opening 219 new restaurants in 2015 and its 2,500th restaurant.

“We are pleased to report another year of strong performance and continued growth in the Popeyes system,” said Cheryl Bachelder, Popeyes Chief Executive Officer. “Our powerful brand and collaborative relationship with Popeyes franchise owners continues to drive industry-leading performance. Having established a pattern of delivering superior results, it is now time to introduce new, bold goals for the Popeyes brand and a new, next-generation Strategic Roadmap created to deliver sustained superior results.”

During the Company’s Earnings Call, scheduled for February 24th, 2016 at 9:00 A.M. ET, the Company will provide further details on its bold goals and its new Strategic Roadmap.

Fiscal 2015 Highlights

Earnings:

•

Reported net income was $44.1 million, or $1.91 per diluted share, compared to $38.0 million, or $1.60 per diluted share in 2014. Adjusted earnings per diluted share were $1.91, compared to $1.65 in 2014, representing an increase of 15.8%, consistent with previous guidance.

System Sales Performance:

•	Global system-wide sales increased 11.8%, for a two-year compounded growth rate of over 25%.

•	Global same-store sales increased 5.9% in 2015, compared to a 6.2% increase last year, for a two-year compounded growth rate of 12.5%.

¡	Total domestic same-store sales increased 5.7%, compared to 6.3% last year, the seventh consecutive year of positive same-store sales growth.

¡	International same-store sales increased 7.0%, compared to 5.1% last year, the ninth consecutive year of positive same-store sales growth.

•	Popeyes domestic same-store sales have outpaced the Chicken-Quick Service Restaurant segment for seven consecutive years according to independent data.

•	Popeyes market share of the domestic Chicken-Quick Service Restaurant segment reached 25.5% for 2015, an increase from 23.2% in 2014.

NEWS RELEASE

Openings:

•	The Popeyes system opened 219 restaurants, which included 125 domestic and 94 international restaurants, compared to 201 total openings in the prior year.

¡	Included in 2015 domestic openings were five Company-operated restaurants.

•	Net restaurant openings were 166, compared to 148 net restaurant openings last year. This represents approximately 7% unit growth.

Key Financial Metrics:

•	Total revenues increased approximately 9.9% to $259.0 million in 2015, from $235.6 million in 2014.

•	Company-operated restaurant operating profit was $21.9 million, or 20.0% of sales, compared to $18.4 million, or 18.9% of sales in 2014.

•	Operating EBITDA was $84.0 million, or 32.4% of total revenues, compared to $74.7 million, or 31.7% of total revenues in 2014, a 12.4% increase.

•	Free cash flow was $58.6 million, compared to $48.0 million in 2014.

•	The Company repurchased approximately 1.1 million shares of its common stock for $62.0 million.

Fourth Quarter 2015 Highlights:

•

Reported net income was $9.6 million, or $0.42 per diluted share, compared to $8.8 million, or $0.37 per diluted share in the fourth quarter 2014. Adjusted earnings per diluted share were $0.42, compared to $0.38 in 2014, representing an increase of 10.5%.

•	Global same-store sales were 2.8%.

¡	Total domestic same-store sales increased 2.0%, compared to 10.7% in the fourth quarter of 2014 for a two-year compounded growth rate of 12.9%.

¡	International same-store sales increased 8.5%, compared to 4.0% in the fourth quarter of 2014.

•	The Popeyes system opened 82 new restaurants compared to 78 new restaurants in the fourth quarter of 2014.

Update on Popeyes Business Strategy

In 2008, Popeyes introduced a set of bold goals and a Strategic Roadmap designed to deliver superior results. Having achieved those objectives, the company will now introduce a set of new, bold, long-term goals, to be achieved over the next seven to ten years:

•	Drive our domestic restaurant average unit volumes from approximately $1.4 million to $2.0 million,

•	This sales increase will drive domestic franchisee profitability from $340,000 to $500,000 per restaurant, representing profit margins of 25%, and we will …

•	With strong unit economics, continue to expand Popeyes brand globally, increasing restaurant count from 2,500 to 4,000.

NEWS RELEASE

To this end, Popeyes will also introduce a new, next-generation Strategic Roadmap with three strategic pillars discussed at the Company’s Analyst Day last October. They are:

1.	Louisiana Heritage - Our key brand differentiator.

2.	Passionate Teams - This pillar represents our belief in people as the driver of profitability.

3.	Routine Excellence - Deliver consistent operational excellence in our restaurants.

These three strategic pillars will be enabled by ONE Technology, an initiative to build a common technology platform for the Popeyes system.

Our international goal is the acceleration of unit growth. Our primary focus will continue to be the traditional franchising model, supported with brand-building media and innovative new products to create awareness and trial of our Louisiana inspired menu.

Fiscal 2016 Guidance

Pursuing these new, bold goals with a new, next-generation Strategic Roadmap will require selective investments to accomplish our strategies - and set Popeyes on a path for continued success.

First, the strategic pillars of Louisiana Heritage and Passionate Teams will be resourced from existing general and administrative expenses.

Secondly, we will invest in Routine Excellence and ONE Technology - a significant pillar and critical enabler of our long-term success. An incremental spend of approximately $2 million in 2016 will fund the following:

1.	Additional field operations team members to implement a doubling of visits to each domestic restaurant for the purpose of coaching continuous improvement; and

2.	A project to scope the ONE Technology initiative with an industry leading IT consulting firm and a new CIO to define our go-forward technology platform.

In spite of this investment, our 2016 general and administrative expenses as a percent of system-wide sales will remain one of the lowest in the industry in the range of 2.9% to 3.0%.

NEWS RELEASE

The EPS impact of the 2016 investments is best understood as follows: Our Popeyes baseline performance continues to deliver a long-term adjusted EPS guidance of 13% to 15%. However, to protect that performance well into the future, we are making 2016 investments of $2 million, which brings our adjusted EPS guidance for this year to 10% to 13% growth.

Globally, in 2016, the Company expects:

•	Same-store sales growth in the range of 2% to 3%.
•	New restaurant openings in the range of 200 to 235, including approximately 85 to 100 internationally.
•	Net new restaurants to be in the range of 140 to 185, for a net unit growth rate of approximately 6% to 7%, including three to five new Company-operated restaurants.
•	General and administrative expenses to be approximately 2.9% to 3.0% of system-wide sales, maintaining an investment rate that supports long-term growth.
•	Capital expenditures to be in the range of $10 million to $15 million, including approximately $10 million for Company-operated restaurant development.
•	Adjusted earnings per diluted share to be in the range of $2.10 to $2.15.
•

Our long-term, run rate adjusted earnings per diluted share guidance of 13% to 15%. However, to fund our strategic initiatives in 2016 and to drive our long-term bold goals, we are guiding to earnings per share growth of 10% to 13% for the current year.

•	Share repurchases of $80 to $120 million in outstanding shares, compared to $62 million in 2015, with $60 million purchased from operating cash flows and up to $60 million from additional borrowings.
•	Effective income tax rate in 2016 to be approximately 38%, compared to 37.5% in 2015.

Long-Term Guidance

Consistent with previous guidance, the Company believes the execution of its new Strategic Roadmap will deliver the following results on an average annualized basis:

•	Same-store sales growth of 2% to 4%.
•	Net unit growth of 5% to 7%.
•	Earnings per diluted share growth of 13% to 15%.

NEWS RELEASE

After investment in our strategic initiatives, we plan to utilize excess cash flow and borrowing capacity to repurchase shares of our common stock. We expect to increase our consolidated total leverage ratio from the current 1.2 to a range of 2.5 to 3.5.

CEO Employment Agreement

The Company also announced today that it entered into a new multi-year employment agreement with its CEO, Cheryl Bachelder. John Cranor, the Company’s Chairman of the Board, stated “The Board of Directors is pleased to report that Cheryl has entered into a new employment agreement with the Company. Cheryl has assembled a very talented team and her leadership has been instrumental to the success of Popeyes over the last eight years. This new agreement means she and her talented management team will continue to steward the Popeyes brand into an exciting future.”

Conference Call

Please join us as the Company will host a conference call and Internet webcast at 9:00 A.M. ET on February 24, 2016, to review the results of the fiscal year 2015, introduce the new, next-generation Strategic Roadmap and provide fiscal 2016 guidance. To access the Company’s webcast as well as presentation materials, go to www.popeyes.com/investors, select “Investor Information” and then select “Popeyes Louisiana Kitchen, Inc. 2015 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call. The Company will post presentation materials on its website prior to the conference call.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second largest quick-service chicken concept based on number of units. As of December 27, 2015, Popeyes had 2,539 operating restaurants in the United Sates, Guam, Puerto Rico, the Cayman Islands and 27 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

Popeyes Louisiana Kitchen, Inc.

Investor inquiries:

Grady Walker, Treasurer and Director of Investor Relations

(404) 459-4584 or investor.relations@popeyes.com

Media inquiries:

Jennifer Webb, Coltrin & Associates, Inc.

(212) 221-1616 ext. 111 or jennifer_webb@coltrin.com

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Consolidated Balance Sheets

As of December 27, 2015, and December 28, 2014

(In millions, except share data)

	2015	2014
Current assets:
Cash and cash equivalents	$9.1	$8.4
Accounts and current notes receivable, net	9.2	8.6
Other current assets	8.5	7.4
Advertising cooperative assets, restricted	35.4	32.4

Total current assets	62.2	56.8

Long-term assets:
Property and equipment, net	97.7	95.7
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	94.2	94.7
Other long-term assets, net	1.5	2.0

Total long-term assets	204.5	203.5

Total assets	$266.7	$260.3

Current liabilities:
Accounts payable	$6.7	$7.4
Other current liabilities	13.9	12.4
Current debt maturities	0.3	0.3
Advertising cooperative liabilities	35.4	32.4

Total current liabilities	56.3	52.5

Long-term liabilities:
Long-term debt	112.3	109.6
Deferred credits and other long-term liabilities	38.5	32.4

Total long-term liabilities	150.8	142.0

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 22,449,697 and 23,143,609 shares issued and outstanding at the end of fiscal years 2015 and 2014, respectively)	0.2	0.2
Capital in excess of par value	—	46.4
Retained earnings	59.6	19.3
Accumulated other comprehensive loss	(0.2)	(0.1)

Total shareholders’ equity	59.6	65.8

Total liabilities and shareholders’ equity	$266.7	$260.3

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Consolidated Statements of Operations

(In millions, except per share data)

	12 Weeks Ended		Fiscal Year Ended

	(unaudited)	(unaudited)
	12/27/2015	12/28/14	12/27/15	12/28/14

Revenues:
Sales by Company-operated restaurants	$24.3	$23.0	$109.5	$97.2
Franchise royalties and fees	33.4	31.6	144.0	131.3
Rent from franchised restaurants	1.3	2.3	5.5	7.1

Total revenues	59.0	56.9	259.0	235.6

Expenses:
Restaurant food, beverages and packaging	7.7	7.6	35.3	32.0
Restaurant employee, occupancy and other expenses	12.0	11.6	52.3	46.8
General and administrative expenses	20.4	20.0	84.3	78.9
Occupancy expenses - franchise restaurants	0.8	0.9	3.1	3.2
Depreciation and amortization	2.2	2.0	9.7	8.7
Other expenses (income), net	0.1	(0.5)	—	1.2

Total expenses	43.2	41.6	184.7	170.8

Operating profit	15.8	15.3	74.3	64.8
Interest expense, net	0.9	0.6	3.7	3.0

Income before income taxes	14.9	14.7	70.6	61.8
Income tax expense	5.3	5.9	26.5	23.8

Net income	$9.6	$8.8	$44.1	$38.0

Earnings per common share, basic:	$0.43	$0.38	$1.94	$1.63

Earnings per common share, diluted:	$0.42	$0.37	$1.91	$1.60

Weighted-average shares outstanding:
Basic	22.3	23.0	22.7	23.3
Diluted	22.6	23.5	23.1	23.8

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Consolidated Statements of Cash Flows

For Fiscal Years 2015 and 2014

(In millions)

	2015	2014

Cash flows provided by (used in) operating activities:
Net income	$44.1	$ 38.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9.7	8.7
Net (gain) loss on sale and disposal of assets	(0.1)	(0.8)
Deferred income taxes	4.2	2.4
Non-cash interest expense, net	0.4	1.0
Provision for credit losses (recoveries)	0.1	—
Excess tax benefit from share-based payment arrangements	(7.6)	(2.6)
Stock-based compensation expense	6.7	5.3
Change in operating assets and liabilities:
Accounts receivable	(0.6)	0.4
Other operating assets	6.7	4.9
Accounts payable and other operating liabilities	(0.9)	2.3

Net cash provided by operating activities	62.7	59.6

Cash flows provided by (used in) investing activities:
Capital expenditures	(12.8)	(27.8)
Proceeds from dispositions of property and equipment	0.2	1.3
Investment in indefinite-lived assets	—	(41.8)

Net cash used in investing activities	(12.6)	(68.3)

Cash flows provided by (used in) financing activities:
Borrowings under 2013 revolving credit facility	6.0	43.0
Payments under 2013 revolving credit facility	(3.0)	—
Excess tax benefits from share-based payment arrangements	7.6	2.6
Share repurchases	(62.0)	(40.0)
Proceeds from exercise of employee stock options	2.5	2.4
Other financing activities, net	(0.5)	(0.5)

Net cash provided by (used in) financing activities	(49.4)	7.5

Net increase (decrease) in cash and cash equivalents	0.7	(1.2)
Cash and cash equivalents at beginning of year	8.4	9.6

Cash and cash equivalents at end of year	$9.1	$ 8.4

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Summary of System-Wide Data

	12 Weeks Ended		Fiscal Year Ended

	12/27/2015	12/28/2014	12/27/2015	12/28/2014

Same-store sales growth
Company-operated restaurants	(3.1)%	6.9%	(0.4)%	5.7%
Domestic franchised restaurants	2.2%	10.8%	6.0%	6.4%
Total domestic (company-operated and franchised restaurants)	2.0%	10.7%	5.7%	6.3%
International franchised restaurants	8.5%	4.0%	7.0%	5.1%
Total global system	2.8%	9.8%	5.9%	6.2%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	68	58	65	53
New restaurant openings	2	7	5	13
Permanent closings	—	—	—	(1)

Restaurants at end of period	70	65	70	65

Franchised restaurants (domestic)
Restaurants at beginning of period	1,857	1,772	1,805	1,716
New restaurant openings	52	43	120	108
Permanent closings	(8)	(4)	(21)	(23)
Temporary (closings)/re-openings, net	(1)	(6)	(4)	4

Restaurants at end of period	1,900	1,805	1,900	1,805

Franchised restaurants (international)
Restaurants at beginning of period	550	485	509	456
New restaurant openings	28	28	94	80
Permanent closings	(13)	(2)	(32)	(29)
Temporary (closings)/re-openings, net	4	(2)	(2)	2

Restaurants at end of period	569	509	569	509

Total restaurant count at end of period	2,539	2,379	2,539	2,379

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, operating EBITDA, company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio are supplemental non-GAAP financial measures. The Company uses adjusted earnings per diluted share, operating EBITDA, company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio, in addition to net income, operating profit and cash flows from operating activities to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Adjusted earnings per diluted share, operating EBITDA, company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted earnings per diluted share, operating EBITDA, company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

Adjusted Earnings Per Diluted Share:  Calculation and Definition

The Company defines adjusted net income for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

i. other expense (income), net, as follows:

•	fourth quarter 2015 includes $0.1 million for executive transition expenses.

•	fourth quarter 2014 includes $0.9 million in net gain on the sale of assets offset by $0.4 million related to executive transition expenses.

•

fiscal 2015 includes $0.4 million for recoveries under Deepwater Horizon Economic and Property Damages Settlement Program and $0.2 million net gain on the sale of assets offset by $0.5 million related to executive transition expenses and $0.1 million net loss on disposal of fixed assets.

•

fiscal 2014 includes $2.0 million related to executive transition expenses, $0.2 million on loss of disposals of property and equipment partially offset by $1.0 million in net gain on the sale of assets; and

ii.	for the fourth quarter and fiscal 2014, $0.5 million in tax expense for an out-of-period adjustment to the Company’s deferred tax liability associated with its indefinite-lived intangible assets; and

iii. the tax effect of these adjustments at the effective statutory rates.

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Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for fiscal years 2015 and 2014, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations:

	12 weeks ended		Fiscal Year Ended

(In millions, except per share data)	12/27/2015	12/28/2014	12/27/2015	12/28/2014

Net income	$9.6	$8.8	$44.1	$38.0
Other expense (income), net	0.1	(0.5)	—	1.2
Deferred tax liability adjustment	—	0.5	—	0.5
Tax effect	(0.1)	0.2	—	$(0.5)

Adjusted net income	$9.6	$9.0	$44.1	$39.2

Adjusted earnings per diluted share	$0.42	$0.38	$1.91	1.65

Weighted average diluted shares outstanding	22.6	23.5	23.1	23.8

NEWS RELEASE

Operating EBITDA: Calculation and Definition

The Company defines operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net.” The following table reconciles on a historical basis for fiscal years 2015 and 2014, the Company’s operating EBITDA on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations. Operating EBITDA margin is defined as operating EBITDA divided by total revenues.

	Fiscal Year Ended
(Dollars in millions)	12/27/2015	12/28/2014

Net income	$44.1	$38.0
Interest expense, net	3.7	3.0
Income tax expense	26.5	23.8
Depreciation and amortization	9.7	8.7
Other expenses (income), net	—	1.2

Operating EBITDA	$84.0	$74.7

Total revenues	$259.0	$235.6

Operating EBITDA margin	32.4%	31.7%

Company-operated Restaurant Operating Profit: Calculation and Definition

The Company defines Company-operated restaurant operating profit as sales by Company-operated restaurants minus restaurant food, beverages and packaging minus restaurant employee, occupancy and other expenses. The following table reconciles on a historical basis for fiscal years 2015 and 2014, Company-operated restaurant operating profit to the line item on its consolidated statement of operations entitled sales by Company-operated restaurants, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations. Company-operated restaurant operating profit margin is defined as Company-operated restaurant operating profit divided by sales by Company-operated restaurants.

	Fiscal Year Ended
(Dollars in millions)	12/27/2015	12/28/2014

Sales by company-operated restaurants	$109.5	$97.2
Restaurant food, beverages and packaging	(35.3)	(32.0)
Restaurant employee, occupancy and other expenses	(52.3)	(46.8)

Company-operated restaurant operating profit	$21.9	$18.4

Company-operated restaurant operating profit margin	20.0%	18.9%

NEWS RELEASE

Free Cash Flow: Calculation and Definition

The Company defines free cash flow as net income plus depreciation and amortization plus stock-based compensation expense minus maintenance capital expenditures which includes: for fiscal 2015, $0.4 million of information technology hardware and software and $1.5 million in other capital assets to maintain, replace and extend the lives of company-operated restaurant and corporate facilities and equipment, and for fiscal 2014, $0.6 million in company-operated restaurant reimages, $0.8 million of information technology hardware and software and $2.6 million in other capital assets to maintain, replace and extend the lives of company-operated restaurant facilities. In 2015, maintenance capital expenditures exclude $10.9 million for the construction of new company-operated restaurants. In 2014, maintenance capital expenditures exclude $20.9 million for the construction of new company-operated restaurants and $2.9 million related to the acquired restaurants in Minnesota and California.

The following table reconciles on a historical basis for fiscal years 2015 and 2014, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations.

	Fiscal Year Ended
(Dollars in millions)	12/27/2015	12/28/2014

Net income	$44.1	$38.0
Depreciation and amortization	9.7	8.7
Stock-based compensation expense	6.7	5.3
Maintenance capital expenditures	(1.9)	(4.0)

Free cash flow	$58.6	$48.0

NEWS RELEASE

Consolidated Total Leverage Ratio: Calculation and Definition

The Company uses Consolidated Total Leverage Ratio (“total leverage ratio”) to measure compliance with its covenants and borrowing capacity under its revolving credit facility. The Company also believes that its total leverage ratio is a helpful measure for investors to assess its overall debt leverage which affects its ability to refinance its long-term debt as it matures, the cost of existing debt, the capacity to incur additional debt to invest in its strategic initiatives, and the ability to repurchase and retire its common shares.

The Company calculates Consolidated Total Leverage Ratio, in accordance with its revolving credit facility, as the ratio of Consolidated Total Indebtedness divided by Consolidated EBITDA. Consolidated Total Indebtedness is generally defined as total indebtedness reflected on our balance sheet plus outstanding letters of credit. Consolidated EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net, and stock-based compensation expense for the four immediately preceding fiscal quarters.

Set forth below is the calculation of Consolidated Total Leverage Ratio as of December 27, 2015 and December 28, 2014 and the reconciliations of Consolidated Total Indebtedness and Consolidated EBITDA to their most comparable GAAP measures: current debt maturities and long-term debt, for Consolidated Indebtedness, and net income, for Consolidated EBITDA.

	52 weeks ended
(dollars in millions)	12/27/2015	12/28/2014

Current debt maturities	$0.3	$0.3
Long-term debt	112.3	109.6

Total indebtedness	112.6	109.9
Plus: outstanding letters of credit	0.1	0.1

Consolidated Total Indebtedness	$112.7	$110.0

Net income	$44.1	$38.0
Interest expense, net	3.7	3.0
Income tax expense	26.5	23.8
Depreciation and amortization	9.7	8.7
Other expenses (income), net	—	1.2
Stock-based compensation expense	6.7	5.3

Consolidated EBITDA	$90.7	$80.0

Consolidated Total Leverage Ratio	1.2	1.4

Forward-Looking Statement: Certain statements in this press release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, expectations regarding future growth, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2016 and beyond, expected capital expenditures, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2016 and long-term performance, including projections regarding general and administrative expenses, net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such

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forward-looking statements are: competition from other restaurant concepts and food retailers, disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, the reliability of our information technology systems and network security, effects of volatile gasoline prices, supply and delivery shortages or interruptions, cyber security risks, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2015 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.